Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sumitomo Mitsui Financial Group, Inc.

We consent to the use of our report dated July 29, 2011, with respect to the consolidated statement of financial position of Sumitomo Mitsui Financial Group, Inc. and subsidiaries as of March 31, 2011 and 2010, and the related consolidated income statement and consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2011, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AZSA LLC

Tokyo, Japan

November 8, 2011